Exhibit 2.1

REINCORPORATION AGREEMENT AND PLAN OF MERGER

This REINCORPORATION AGREEMENT AND PLAN OF MERGER (this “AGREEMENT”), dated as of March 30, 2007, is entered into between APPLIED DIGITAL SOLUTIONS, INC., a Missouri corporation (“APPLIED MISSOURI”) and APPLIED DIGITAL SOLUTIONS, INC., a Delaware corporation and a wholly-owned subsidiary of Applied Missouri (“APPLIED DELAWARE”).

RECITALS

WHEREAS, following approval by the Board of Directors of each of Applied Missouri and Applied Delaware, upon the terms and subject to the conditions herein stated, Applied Missouri shall be merged with and into Applied Delaware, and that Applied Delaware be the surviving corporation (the “REINCORPORATION MERGER”);

WHEREAS, Applied Delaware is the wholly-owned subsidiary corporation of Applied Missouri;

WHEREAS, the Reincorporation Merger is effected pursuant to Section 351.447 of the Missouri General and Business Corporations Law (RSMo. § 351.447) and Section 253 of the Delaware General Corporation Law (8 Del. C. § 253);

WHEREAS, the Reincorporation Merger is intended to qualify as a corporate reorganization pursuant to Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, it is intended that as of the Effective Time of the REINCORPORATION MERGER, Applied Delaware shall have substantially the same capitalization, officers and directors as Applied Missouri immediately prior to the Effective Time of the REINCORPORATION MERGER.

NOW, THEREFORE, with the intent to be legally bound, the parties hereto agree as follows:

ARTICLE I
REINCORPORATION MERGER; EFFECTIVE TIME

1.1   Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Applied Missouri shall be merged with and into Applied Delaware whereupon the separate existence of Applied Missouri shall cease. Applied Delaware shall be the surviving corporation (sometimes hereinafter referred to as the “SURVIVING CORPORATION”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and in the General and Business Corporation Law of the State of Missouri, as amended (the “MGBCL”) and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Applied Missouri, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Applied Missouri, including, without limitation, all outstanding indebtedness of Applied Missouri.

1.2   Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, Applied Missouri and Applied Delaware shall cause this Agreement or a certificate of merger to be executed and filed with the Delaware Secretary of State (the “DELAWARE CERTIFICATE OF MERGER"), and the Delaware-certified certificate of merger together with articles of merger shall then be filed with the Missouri Secretary of State (the “MISSOURI CERTIFICATE OF MERGER”). The Reincoiporation Merger shall become effective upon the date and time specified in the Delaware Certificate of Merger and the Missouri Articles of Merger (the “EFFECTIVE TIME”).

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1   Certificate of Incorporation. The certificate of incorporation of Applied Delaware in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2   Bylaws. The bylaws of Applied Delaware in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1   Officers. The officers of Applied Delaware at the Effective Time (which are the identical officers of Applied Missouri prior to the REINCORPORATION MERGER) shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

3.2   Directors. The directors and the members of the various committees of the Board of Directors of Applied Delaware at the Effective Time (which are the identical directors and board committee members of Applied Missouri prior to the REINCORPORATION MERGER) shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK

4.1   Effect of Merger on Capital Stock. At the Effective Time, as a result of the Rcincorporation Merger and without any action on the part of Applied Missouri, Applied Delaware or the shareholders of Applied Missouri:

(a)   Each share of common stock, par value $0.01 per share, of Applied Missouri (“MISSOURI COMMON STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.01 per share, of Applied Delaware (“DELAWARE COMMON STOCK”), with the same rights, powers and privileges as the shares so converted and all shares of Missouri Common Stock shall be cancelled and retired and shall cease to exist.

(b)   Each share of preferred stock, par value $10 per share, of Applied Missouri (“MISSOURI PREFERRED STOCK”) issued and outstanding, if any, immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of preferred stock, par value $10 per share, of Applied Delaware (“DELAWARE PREFERRED STOCK”), with the same rights, powers and privileges as the shares so converted and all shares of Missouri Preferred Stock shall be cancelled and retired and shall cease to exist.

(c)   Each option, warrant, purchase right, unit or other security of Applied Missouri issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of Applied Delaware, convertible into the right to acquire the same number of shares of Delaware Preferred Stock as the number of shares of Missouri Preferred Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security. The same number of shares of Delaware Preferred Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Missouri Preferred Stock so reserved as of the Effective Time.

(d)   Each option, warrant, purchase right, unit or other security of Applied Missouri issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of Applied Delaware, convertible into the right to acquire the same number of shares of Delaware Common Stock as the number of shares of Missouri Common Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security. The same number of shares of Delaware Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Missouri Common Stock so reserved as of the Effective Time.

(e)   Each share of Delaware Common Stock owned by Applied Missouri shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2   Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Missouri Common Stock, Missouri

Preferred Stock, or options, warrants, purchase rights, units or other securities of Applied Missouri, shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock, Delaware Preferred Stock, or options, warrants, purchase rights, units or other securities of Applied Delaware, as the case may be, into which the shares of Missouri Common Stock, Missouri Preferred Stock, or options, warrants, purchase rights, units or other securities of Applied Missouri, as the case may be, represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock, Delaware Preferred Stock, or options, warrants, purchase rights, units or other securities of Applied Delaware, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITION

5.1   Condition to Each Party's Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the Board of Directors of each of Applied Missouri and Applied Delaware pursuant to Section 351.447 of the MGBCL and Section 253 of the DGCL on or before April 30, 2007.

ARTICLE VI
TERMINATION

6.1   Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned by the Board of Directors of Applied Missouri, at any time prior to the Effective Time, whether before or after approval of this Agreement by the Board of Directors of Applied Missouri, if the Board of Directors of Applied Missouri determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of Applied Missouri and its shareholders. In the event of the termination and abandonment of this Agreement pursuant to this Section 6.1, this Agreement shall become null and void and have no effect, without any liability on the part of either Applied Missouri or Applied Delaware, or any of their respective shareholders, directors or officers.

ARTICLE VII
MISCELLANEOUS AND GENERAL

7.1   Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the Board of Directors of Applied Missouri shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3   Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

7.4   Entire Agreement. This Agreement constitutes the entire agreement, and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5   No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6   Scvcrability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7   Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APPLIED DIGITAL SOLUTIONS, INC.,
a Missouri corporation

By:	/s/ Michael Krawitz
Name:	Michael Krawitz
Title:	Pres & CEO

APPLIED DIGITAL SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Michael Krawitz
Name:	Michael Krawitz
Title:	Pres & CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]